Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Fauquier Bankshares, Inc. Registration Statement (Form S-8 No. 333-100539; Form S-3D No. 333-115681; Form S-8 No. 333-122532; Form S-8 No. 333-161467; and Form S-8 No. 333-233298) of our reports dated March 6, 2020 related to the consolidated balance sheets of Fauquier Bankshares, Inc. and Subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the three year period ended December 31, 2019, the related notes and the effectiveness of internal control over financial reporting in Item 8 of this Form 10-K of Fauquier Bankshares, Inc. for the year ended December 31, 2019.

/s/ Brown, Edwards & Company, L.L.P.
BROWN, EDWARDS & COMPANY, L.L.P.

Harrisonburg, Virginia

March 6, 2020